Exhibit 5.1

Jason L. Kent T: +1 858 550 6044 jkent@cooley.com

April 11, 2013

Chimerix, Inc.

2505 Meridian Parkway, Suite 340

Durham, NC 27713

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Chimerix, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 7,948,707 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 2,876,605 shares (the “2002/2012 Plan Shares”) reserved for issuance upon the exercise of outstanding options or upon the settlement of outstanding restricted stock units granted under the Company’s 2002 Equity Incentive Plan (the “2002 Plan”) and the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), (ii) 4,367,877 shares (the “2013 Plan Shares”) reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (iii) 704,225 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2002 Plan, the 2012 Plan and the 2013 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, as amended, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002/2012 Plan Shares, when sold and issued in accordance with the 2002 Plan and the 2012 Plan, as applicable, the 2013 Plan Shares, when sold and issued in accordance with the 2013 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

April 11, 2013 Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Jason L. Kent

Jason L. Kent

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com